ADMINISTRATION and MANAGEMENT AGREEMENT
(This agreement replaces agreement dated Jan. 12, 2017)

Between: **RAB Investments AG**
Alte Greifenseestrasse 16, CH-8604 Volketswil, Switzerland
(hereinafter referred to as "**RAB"**)

and: **PASSIVE SECURITY SCAN INC.**
8160 South Highland Drive, Suite 104 Sandy, Utah 84093
(hereinafter referred to as "**PSSII**")

THIS AGREEMENT WITHNESSETH THAT for and in consideration of the sum of one dollar and other good and valuable consideration now paid by each of the parties to each of the other parties hereto (the receipt of which is hereby acknowledged) the parties agree as follows:

A. **PSSI** herewith confirms that it is a Subsidiary Corporation of Defense Technologies International Corp. (DTII) and that it is duly incorporated in the State of Utah.

B. **PSSI** furthermore confirms that there are no legal actions being taken against it, neither now nor does **PSSI** expect any legal actions to be taken against the corporation.

C. **RAB** confirms that it is a Private Corporation duly incorporated in Freienbach, Switzerland, with offices in Pfaeffikon Switzerland and **RAB** furthermore confirms that it is represented through Ernst Hiestand of North Vancouver BC. Canada.

D. **RAB** furthermore confirms that there are no legal actions being taken against it, neither now nor does **RAB** expect any legal actions to be taken against the corporation

E. **RAB** furthermore confirms that its representative, Ernst Hiestand has the experience and knowledge required to execute all managerial and administrative requirements and he shall therefore act as the Advisor to **PSSI** as the representative of RAB.

THEREFORE, PSSI herewith agrees to contract the services of **RAB** under the following terms and conditions:

1) **RAB** shall manage and oversee all work and tasks of **PSSI** as they relate to the management, development, production and marketing of the Passive Security Scanner of **PSSI** as well as all general administrative and operational requirements.

2) **RAB** shall be in charge of all correspondence and such other documents as required in the course of the execution of its duties.

3) **RAB** shall at all times adhere to the rulings and decisions of the Board of Directors of **PSSI** provided however that the Board of Directors shall take no decision or do no act that could hinder the proper execution of **RAB**'s duties, provided that the execution of such duties is at all times within and according to all applicable laws.

4) **RAB** shall at all times adhere to the Rules and Regulations of the US Securities and

Exchange Commission as they may apply to PSSI as a subsidiary of DTII.

5) **PSSI**, its Directors, Officers and Employees or Agents shall conduct themselves and all of their business of **PSSI** within all Rules and Regulations and laws applicable to PSSI.

6) **PSSI**, its Directors and Employees shall direct all correspondence, documents and other business pertaining **PSSI** to **RAB**.

7) **PSSI** shall agree to and pass any and all resolutions and/or do any and all acts deemed necessary to execute its business transactions.

8) **RAB** shall be remunerated as follows:

- For general management and administration for a period of 36 months, **RAB** shall receive:
  a) Three Million (3,000,000) Common Stock of **PSSI**
  b) A Twelve Percent (12%) royalty calculated on the Sales Revenue payable within 10 days after the monthly sales.

- In addition **PSSI** shall pay to **RAB** the following monthly remuneration,
  a) General Fee: $ 5,000 US per month, plus
  b) Shared Office Space: $ 250 US per month, plus
  c) Telephone, Fax etc.: $ 125 US per month, plus
  d) All incidental expenses such as Fax and Telephone, Office Supplies, Postage, Couriers. Travel if further than 100 KM from office.
  Any expense for Accounting and Audits incurred on behalf of **PSSI**.
  Any legal expense incurred on behalf of **PSSI**.

  e) RAB shall be responsible to seek out and hire a Production Manager with the required experience to oversee such production such Production Manager shall be paid a monthly salary of $7,500.00

  f) Any other expense item that is required to execute the duties of **RAB**.

  g) The administration fee is payable monthly in advance, all incidental expenses incurred by **RAB** shall be paid within 14 days of billing by **RAB** to **PSSI**.

9) In the event that **PSSI** does not have the necessary cash-flow for payment of the above given fees and expenses, such shall be paid in the stock of **PSSI** at a 25% discount of the actual ask price of the stock of its Parent Company (DTII) based on a 30 day average ask price prior to the conversion, in case of payment in the stock of PSSI, such shall be issued on a quarterly basis if an when requested by RAB in writing.

10) In the event that **PSSI** causes a reverse split of its issued and outstanding common stock during the period of this agreement, any stock issued to RAB and or Ernst Hiestand prior to any reverse split and therefore reduced in number of share due to the reverse split shall be replaced to the total number of shares issued prior to the reverse split.

11) PSSI shall be responsible for all development and operational expenses such as, but not limited to: Marketing and Sales as well as the Production Center, including but not limited to Office, Assembly, Shipping etc.

12) Any disbursement from the PSSI or PSSI related Bank Accounts in excess of $20,000.00 monthly, shall require the approval of the Board of Directors provided however that re-occurring payables being part of the day to day business of PSSI, such as general administrative operating expenses including but not limited to expenses for Audit, Accounting, Filing, Transfer Agent, News Releases and any fee agreed to by contract with third parties may be paid without Board approval.

13) This Agreement shall commence with date given below and shall be in effect for a period of 3 years.

14) **RAB** and Ernst Hiestand shall have the right to act on behalf of other companies as long as such services do not hinder the proper execution of its duties for **PSSI**.

15) The contact address for **RAB** is 341 W 3rd St, #309, North Vancouver BC, Canada V7M 1G3. Phone: 604 929-9529, email: emac01@shaw.ca. Attn.: Ernst Hiestand

The contact address for **PSSI** is 8160 South Highland Drive, Suite 104 Sandy, Utah 84093, Phone: 801 733-0800, email: LNeilsonLaw@aol.com Attn.: Leonard Neilson

8) This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

9) Any dispute between the parties of this agreement shall be brought before an arbitrator and the parties shall accept the decision of the arbitrator without any reservations and such arbitration take place in the City of Vancouver BC., Canada.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 14th day of January 2017.

RAB HANDELS AG

Daniel Lacher, President

PASSIVE SECURITY SCAN INC.

Merrill W. Moses, President & CEO